Exhibit 3.14

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SEMGAS, L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SEMGAS, L.P., dated as of April 5, 2017, is adopted, executed and agreed to by SemOperating G.P., L.L.C., an Oklahoma limited liability company, as General Partner, and SemGroup Corporation, a Delaware corporation, as Limited Partner.

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings:

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Oklahoma as described in the first sentence of Section 2.5, as amended or restated from time to time.

“Oklahoma Act” means the Oklahoma Limited Partnership Act of 2010, as amended from time to time, and any successor to such act.

“General Partner” means SemOperating G.P., L.L.C., an Oklahoma limited liability company, in its capacity as the general partner of the Partnership, and any successor to SemOperating G.P., L.L.C., as general partner.

“Limited Partner” means SemGroup Corporation, a Delaware corporation, acting as a limited partner of the Partnership, and any other limited partner admitted to the Partnership from time to time.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means SemGas, L.P., an Oklahoma limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Oklahoma Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Oklahoma Act.

Section 2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “SemGas, L.P.”

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 6120 South Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b) The address of the Partnership’s registered office in the State of Oklahoma shall be The Corporation Company, 1833 South Morgan Road, Oklahoma City, Oklahoma, 73128-0000. The name of the Partnership’s registered agent for service of process in the State of Oklahoma at such address is The Corporation Company.

Section 2.4 Term. The Partnership shall continue until terminated pursuant to Article VIII.

Section 2.5 Certificate of Limited Partnership. A Certificate of Limited Partnership of the Partnership has been filed with the Secretary of State of the State of Oklahoma as required by the Oklahoma Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Oklahoma and any state in which the Partnership may elect to do business in the future. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Oklahoma and any state or jurisdiction in which the Partnership does business or may elect to do business.

Section 2.6 Partnership Interests. As of the date hereof, the General Partner has a 0.5% percent general partner interest and the Limited Partner shall have a 99.5% percent limited partner interest.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Oklahoma Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Except as otherwise required by law or agreed to by all of the Partners, no Partner shall be required to make any additional capital contributions to the Partnership.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

Section 5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

Section 5.3 Distributions. From time to time, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds. In its sole discretion, the General Partner may also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, upon (1) the election of the General Partner to do so, if approved by a majority of the Partners; (2) the sale, exchange, or other disposition of all or substantially all of the Partnership assets and properties and Partnership subsidiaries; (3) the entry of a decree of judicial dissolution of the Partnership; or (4) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

Section 10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma.

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER:
SemOperating G.P., L.L.C.

By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
Vice President and General Counsel

LIMITED PARTNER:
SemGroup Corporation

By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
Vice President and General Counsel